Exhibit 15.1

RAIT Financial Trust

Cira Centre

2929 Arch Street, 17th Floor

Philadelphia, Pennsylvania 19104

We have reviewed, in accordance with standards established by the Public Company Accounting Oversight Board (United States), the unaudited interim consolidated financial information of RAIT Financial Trust and subsidiaries for the periods ended March 31, 2007 and 2006, as indicated in our report dated May 3, 2007; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 is incorporated by reference in this Registration Statement and Prospectus.

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement and Prospectus prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania

July 12, 2007